Exhibit 99.1

The legendary Ambassador to baseball, Tommy Lasorda, shared some of his experiences and wisdom at the 2014 Steel Partners CEO Summit.

May 1, 2014

Dear Unitholders:

Steel Partners Holdings L.P. (“SPH”) reported revenue of $805 million and net income of $19 million, or $0.65 per common unitholder, in 2013. For the year, our unit price appreciated 47% to $17.35 from $11.79. Even with the appreciation, we still believe one should value SPH using a sum-of-the-parts methodology, which indicates a significantly higher unit value. Except for Fox & Hound, which filed for Chapter 11 bankruptcy in December, 2013 was a good year for most of our businesses.

During the year, we repurchased nearly $15.8 million of our units at an average cost of $12.96 per unit. Additionally, Steel Excel, Handy & Harman, DGT Holdings and Cosine all bought back shares. We intend to continue with our share and unit repurchases, as long as we can buy them back at a substantial discount to intrinsic value. On March 26, 2014, we launched a modified Dutch tender offer to purchase $49 million of our units between $16.50 per unit and $17.50 per unit. At the close of the auction on April 23, 2014, the tender offer was oversubscribed. We purchased 2,969,696 units at $16.50.

If we were to consolidate all of our holdings, SPH would have more than 13,400 employees in approximately 115 plants and facilities, totaling more than 13 million square feet across 20 countries around the globe. Furthermore, according to each of our holding’s most recent year-end financial reports, the combined revenue would be in excess of $3.6 billion, with substantial profits and cash flow.

As noted in last year’s letter, our financial statements are complex and are dictated by US GAAP and SEC reporting requirements. Accordingly, because of the inherent limitations of the accounting policies that we must apply for financial reporting purposes, book value does not necessarily reflect intrinsic value or even a “fair value” of SPH.

SPH CEO Summit

We held our first annual CEO Summit in January 2014.  There were approximately 42 representatives from 13 of our companies.  Our goal was to share best practices and foster communication among the attendees.  We had five breakout sessions in areas with high potential for beneficial collaboration, including the future of healthcare, operational excellence and social media, and we discussed the potential impact of emerging technologies.  The Summit was excellent in all respects and laid the foundation for tangible benefits this year and beyond.

SPH Purchasing Council

Steel Partners Purchasing Council is comprised of over 30 members appointed by their CEOs, collaborating consistently, and continuing to add value by leveraging our combined purchasing power.  At its annual global procurement summit last September, the Council met with nine key supply partners and consultants to learn about current trends and opportunities in areas including fleet management, parcel delivery, industrial gases, energy, shop and office supplies and travel.  Sessions focused on how our companies could both lower costs and enhance service levels, and resulted in several new and improved group contracts and procurement processes, further enhancing the value of our companies.

SPH Corporate Services

SP Corporate Services LLC, a 100% owned subsidiary of SPH, continues to enhance our companies’ value by providing a variety of shared management services, including legal, accounting, human resources, analysis, treasury, lean oversight, and by providing presidents and CFOs to many of the SPH operating businesses.

SPH Operational Excellence Programs

During this past year, we continued to find ways to increase efficiencies, eliminate waste, and improve our competitive position by using Lean Manufacturing, Design for Six Sigma, Six Sigma, Strategy Deployment and other operational efficiency initiatives. Our culture of continuous improvement is now embedded deep within our organizations, and the results show.

Our competitive position and foundation for profitable growth are stronger today than they were a year ago. This is illustrated in our updated organizational chart (below), which provides an overview of our primary holdings, our percentage ownership thereof, our role in both the associated management teams and boards, and the public market value of our holdings in each company, as of March 31, 2014.

●	As of March 31, 2014, there were 30,791,746 SPH common units outstanding. Following our modified Dutch tender offer, we have approximately 27,822,050 units outstanding.

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As of the year ended December 31, 2013, SPH’s total assets were $1.5 billion, and unitholders’ equity was $616.6 million. Per-unit book value was $19.81, an increase of $2.68 over the previous year. SPH units at close-of-market on December 31, 2013 were $17.35 per unit. Management’s beneficial ownership after the modified Dutch tender offer is approximately 47.8%.

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Over the past year, we acquired and invested in multiple businesses that we believe can and will add value to our company. These include Steel Excel Inc.’s purchase of Black Hawk Energy Services, Inc., as well as its 44% purchase of iGo, Inc. and 17% purchase of Forbes Energy Services Ltd.

●	In 2013, HNH acquired PAM Fastening Technology, Inc. and Wolverine Joining Technologies, LLC.

●	In March 2013, we made an additional $30 million investment in MLNK, increasing our position to approximately 27% of the company.

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Additionally, we sold three businesses that no longer fit our long term strategic vision: HNH divested substantially all of the assets and existing operations of the Continental Industries and Canfield Metal Coating Corporation business units, and it sold substantially all of the assets and equipment owned or utilized by Indiana Tube de Mexico.

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Fox & Hound filed Chapter 11, and we subsequently lost our entire investment. This was obviously disappointing and a very unfortunate lesson for us both in terms of opportunity cost of capital, as well as time and resources.

We are almost five years into our transition from a private investment fund to a publicly traded holding company. Our culture has changed for the better, and our unitholders are benefitting. Our next transition will be to make the leap from good to great. We spend a great deal of time allocating capital and human resources and are becoming more efficient and better at it all the time.

SPH and its companies have a tremendous cadre of colleagues and intellectual capital throughout all of the industries in which we operate. This is illustrated not only in their day-to-day functions, but also through their steadfast adherence to ethical principles and compliance standards.

Steel Partners continues to be guided by our philosophies and strategies.

“Investing on the Basis of Value, Not Popularity”

Invest in good companies with simple business models at prices that have a built-in margin of safety;

Create a continuous improvement culture and implement operational excellence programs;

Control costs and use leverage prudently, or not at all;

Avoid complex businesses or investments that cannot be easily explained or understood;

Reward people who deliver results; and

Ensure the right core principles and culture.

SPH is in the business of finding undervalued companies and capitalizing on the inefficiencies that arise in the marketplace, and then installing time-tested disciplines to increase the value of a business over long periods of time. We purchase securities (senior or subordinated debt, mezzanine securities and preferred and/or common stock) that we believe are selling below their intrinsic value and sell these investments when we believe prices are too high or when we are “forced to sell” due to buyout or a merger. Value investors like SPH spend their careers looking for discrepancies between market price and intrinsic value. We do not invest based on whether stocks or bonds did better in March or May or which team won the Super Bowl. We are not market timers.

SPH’s mission is to work with our managements to effect catalytic events or, if required, pursue an active strategy and encourage such catalytic events. The catalytic events may include the reduction of corporate overhead, share repurchase programs, the payment of special dividends, divestitures of excess or underperforming assets, acquisitions, or an outright sale of the company. In many instances, we are ready, willing and able to purchase the entire company. This is one of our competitive advantages, and once acquired, we have the ability to improve upon capital allocation and implement SPH Programs such as Operational Excellence, Purchasing Council, Corporate Services and CEO Summits.

We adhere to our “blocking and tackling” style of investing in easy-to-understand businesses and situations that have built-in margins of safety. We view ourselves as business analysts, not market analysts, and we believe that with prior proper planning we will prevent poor performance. Our strategy is to remain focused on basic investment principles (which we employ to preserve and build our capital) and keep things simple. We intend to continue to focus on fundamentals, such as undervalued assets, free cash flow, and return on capital, and use common sense when making business decisions.

We have been extremely successful in identifying undervalued businesses and assets and then figuring out how to unlock hidden values. However, identifying undervalued securities, businesses or assets are only half the battle. Value managers are constantly frustrated because value stocks generally remain cheap, unless there is a catalytic event to unlock the value. SPH believes a passive approach to investing will not yield above average returns. Rather, an activist approach is required, regardless of where we invest in the capital structure. We believe the combination of investing in undervalued, neglected companies with an activist shareholder approach will, over the long-term, yield superior returns.

SPH has no plans to alter its approach to investing or managing businesses. We believe our approach is logical and prudent. We understand the risks and have no intention of investing in a concept that we don’t fully understand, have not practiced or is out of our circle of competence. We have learned our lesson the hard way. We are owners and managers of businesses.

Our strategy continues to evolve and develop because the world is in constant transition. However, our philosophy endures. We want to thank all of our investors for placing their confidence and capital in Steel Partners Holdings L.P. Moving forward, we hope to continue to build upon and strengthen the relationships we enjoy with all our partners and stakeholders. We will continue to have most of our personal capital invested in Steel Partners Holdings L.P.

We believe the best way to reduce the risk of losing money while enhancing our probability of making money is to combine our knowledge, experiences and contacts and apply understanding to a particular situation with complete focus.

Our continued success is dependent on the tangibles: Focus, Energy, Discipline, Integrity, Instinct, Desire, Persistence and Confidence. Additionally, Temperament and Perspective always matter. This is what allows us to remain level headed when so many others are in turmoil or euphoria. We must also continue to align ourselves with people who are self-starters and who share our values and beliefs.

Our network of investors, investment bankers, brokers, attorneys, accountants, mutual funds and hedge funds is continuing to grow and strengthen.

Our future success will be affected by our ability to remain focused and disciplined. Therefore, we seek out knowledgeable and patient investors who share our values and our long-term investment orientation. By deploying our capital with discipline, we believe we will continue to earn above-average risk-adjusted returns on our investments over a long period of time.

Calvin Coolidge stated that “Nothing in the world can take the place of Persistence. Talent will not; nothing is more common than unsuccessful men with talent. Genius will not; unrewarded genius is almost a proverb. Education will not; the world is full of educated derelicts. Persistence and Determination alone are omnipotent.” That quotation represents an excellent description of how we think.

We have found that our approach to buying and managing businesses works on a global level. The fundamental importance we place upon our relationships with management, as well as with our fellow stakeholders, transcends borders, cultures and economies. Our approach to investing and acquiring businesses and assets has enabled us to become a global investor and manager of businesses.

At SPH, we think globally and act locally. We are well-positioned to capitalize on both domestic and foreign opportunities by leveraging our expertise in various markets both in North America and around the world. Given that many of our companies maintain leadership positions in North America, we will continue to help identify and facilitate their expansion overseas through acquisitions, joint ventures and strategic investments.

While searching the globe for companies and businesses is exciting, it is difficult and painstaking work. The world is a very large place with plenty of opportunity. However, the businesses in which we are looking to invest must satisfy the requirements that have always guided our approach to investing. These businesses must offer substantial current value with a margin of safety and must also possess the potential to create substantial future value. If anyone has ideas to help grow our portfolio of businesses, we would love to hear from you.

With our strong foundation, energy, ideas, people and a clear vision for our future, SPH and its companies will continue to create value for our unitholders.

SPH has never and will never take its success for granted. On behalf of our board of directors and management team, thank you for your continuing support, perspectives and advice. Your guidance and encouragement have been and will continue to be an invaluable resource for Steel Partners.

Sincerely,

Warren G. Lichtenstein

Executive Chairman

Steel Partners Holdings GP Inc.

Steel Partners Holdings L.P. (NYSE: SPLP) is a global diversified holding company that engages in multiple businesses, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries. The securities of some of the companies in which we have interests are traded on national securities exchanges, while others are privately held or not actively traded.

Detailed Review of Steel Partners Holdings L.P. Portfolio Businesses

API Group PLC (API.LN); www.apigroup.com

API Group PLC (“API”) is a leading manufacturer of specialized materials for packaging, headquartered in the United Kingdom. As of March 31, 2014, we owned approximately 32.3% of API, with a market value of $30.8 million.

For the trailing twelve months, API had revenue of about £110 million. The balance sheet is strong, with net debt of only £5 million pounds and an underfunded pension plan of about £13 million. The company began to pay a dividend in late 2013.

We have been invested in API since February 4, 1998.

CoSine Communications, Inc. (OTC: COSN.PK); www.cosinecom.com

CoSine Communications, Inc. (“CoSine”) is seeking to invest its cash in one or more operating businesses with the potential for generating taxable income and/or capital gains. This strategy may enable CoSine to realize future cash benefits from its NOLs.

As of March 31, 2014, we have an ownership interest of approximately 48.3% in CoSine, with a market value of $9.6 million. CoSine has approximately $357.1 million of NOLs.

Terry Gibson and Jack Howard are directors.

Our initial investment in CoSine was made on April 6, 2005.

DGT Holdings Corp. (OTC: DGTC.OB); www.dgtholdings.com

DGT Holdings Corp. (“DGT”), formerly Del Global Technologies Corp., is now a company with cash, marketable securities and real estate.

At its 2013 annual meeting, shareholders approved two amendments to DGT’s Certificate of Incorporation; a reverse stock split was approved at a ratio of 1 for 5,000, and a forward stock split was approved at a ratio of 5,000 for 1, which enabled the company to buy back 803,613 of its shares.

As of March 31, 2014, SPH owns approximately 82.9% of the company, with a market value of $40.3 million. Jack Howard is chairman, and Terry Gibson is CEO and a director.

Our initial investment in DGT was made on June 12, 2002.

Fox & Hound Acquisition Corp. (Private); www.foxandhound.com

Fox & Hound Acquisition Corp. (“Fox & Hound”) is a privately held owner and operator of a chain of casual dining and entertainment based restaurants throughout the United States. The performance of Fox & Hound and its Champps Restaurants continued to be disappointing in 2013 and the company had to file Chapter 11 bankruptcy in December, which created a total loss of our investment.

GenCorp Inc. (NYSE:GY); www.gencorp.com

GenCorp Inc. (“GenCorp”) is a manufacturer of aerospace and defense systems, and also has a real estate business.

As of March 31, 2014, SPLP owns approximately 6.9% of GenCorp, with a market value of $76.4 million.

For the year ended November 30, 2013, GenCorp had revenue of $1.383 billion vs. $995 million in the prior year. This year included 5.5 months of revenue from the acquisition of Pratt & Whitney’s Rocketdyne business.

The balance sheet had net debt of about $500 million, and their backlog was about $2.5 billion.

The stock price increased 97% in 2013 to $18.02 per share on December 31, 2013, up from $9.15 per share on December 31, 2012.

GenCorp is a work in progress, as we integrate Aerojet and Rocketdyne and seek ways to monetize their large real estate holdings.

Warren Lichtenstein is the chairman.

Our initial investment in GenCorp was made on August 4, 2000.

Handy & Harman Ltd. (NASDAQ (CM): HNH); www.handyharman.com

Handy & Harman Ltd. (“HNH”) is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH sells its products and services through direct sales forces, distributors and manufacturers’ representatives.

It serves a diverse customer base, including the construction, electronics, telecommunications, oil and gas exploration, chemical processing, transportation, utility, medical, semiconductor, aerospace and aviation markets and general industrial market with metals joining. Other markets served include blade products and repair services for the food and retail industries. HNH manages its group of businesses on a decentralized basis, with operations principally in North America. Our initial investment in HNH was on February 4, 1998.

As of March 31, 2014, SPH owned approximately 54.3% of HNH, with a market value of $157 million. HNH has NOLs of approximately $107 million.

●	In January 2013, HNH divested substantially all of the assets and existing operations of its Continental Industries, Inc. business unit, for a cash sales price totaling approximately $37.4 million.

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On April 26, 2013, HNH’s wholly owned subsidiary, Lucas-Milhaupt, acquired Wolverine Joining Technologies, LLC for about $59.7 million. The company is a developer and manufacturer of brazing, flux and soldering products and the alloys for electrical, catalyst and other industrial specialties.

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In June 2013, HNH sold substantially all of the assets and existing operations of its Canfield Metal Coating Corporation business unit; and in July 2013, it sold all the equipment utilized by Indiana Tube de Mexico.

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On November 7, 2013, HNH’s wholly owned subsidiary, OMG, Inc., acquired substantially all of the assets of the PAM Fastening Technology, Inc. a distributor of screw guns, collated screws and hot melt systems, for a cash purchase price of $9.2 million, net of cash acquired.

For the year ended December 31, 2013, HNH reported income from continuing operations, net of tax, of

$28.1 million on net sales of $655.2 million, compared with income from continuing operations, net of tax, of $22.1 million on net sales of $579.5 million in 2012.

HNH continues to carefully prune its portfolio of companies and is actively looking for strategic acquisition candidates.

Warren Lichtenstein is chairman. Jack Howard and Glen Kassan are vice chairmen, and John McNamara is a director.

JPS Industries, Inc. (OTC: JPST.PK); www.jps-industries.com

JPS Industries, Inc. (“JPS”) is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. As of March 31, 2014, SPLP owns approximately 39.3% of JPS, with a market value of $27.3 million. JPS has NOLs of approximately $55.5 million.

In April 2013, SPH led a change in the JPS board of directors and management team where three new directors were elected, and Mikel Williams became CEO, president and a director of the company. Mikel has done a great job of cleaning up the balance sheet, reducing debt, and getting the company focused on future growth and profit improvement. We recently hired the company’s first “lean” expert, who is implementing our operational excellence program.

For the year ended October 2013, the company had revenue of $202 million, a 28% increase over the prior year. Approximate net debt was $21.5 million, and debt has been further reduced in Q1 2014.

Jack Howard is chairman, and John Quicke is a director.

Our initial investment in JPS was made on May 9, 2001.

ModusLink Global Solutions Inc. (NASDAQ: MLNK); www.moduslink.com

ModusLink Global Solutions Inc. (“MLNK”) is a comprehensive supply chain and logistics services company. MLNK is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. Their operating infrastructure is supported by more than 25 sites across North America, Europe and the Asia/Pacific region.

MLNK has a July 31 year end. As of March 31, 2014, we had an ownership interest of approximately 27.1% in MLNK, with a market value of approximately $59.1 million. MLNK has a market capitalization of $218.5 million and has federal NOLs of approximately $2.0 billion as of July 31, 2013.

For the year ended July 31, 2013, MLNK reported net sales of $754.5 million, compared with net sales of $713.9 million for the year ended July 31, 2012. Net loss for the year ended July 31, 2013 was $40.4 million, or $0.86 per share, compared with a net loss of $38.1 million, or $0.87 per share, for the year ended July 31, 2012.

On March 18, 2014, MLNK finalized the sale of $100 million aggregate principal amount of its 5.25% convertible senior notes due 2019. The notes will be convertible into shares of MLNK’s common stock at $6.01 per share, or cash or a combination of cash and shares of its common stock, at the company’s election (with shareholder approval). Our initial investment in MLNK was made on June 13, 2012.

Warren Lichtenstein is chairman, and Glen Kassan is a director.

Nathan’s Famous, Inc. (NASDAQ: NATH); www.nathansfamous.com

Nathan’s Famous, Inc. (“Nathan’s”) products, which include beef hot dogs, fries and other products, are currently distributed throughout the world. Additionally, Nathan's restaurant system currently consists of 313 units, comprised of 308 franchised units and five company-owned units. Nathan’s continues to grow its store count and cash flow, and continues to be debt free with substantial cash reserves.

As of March 31, 2013, we own 9.9% of Nathan’s, with a market value of approximately $21.8 million. Our initial investment in Nathan’s was made on April 1, 1999.

SL Industries, Inc. (AMEX: SLI); www.slindustries.com

SL Industries, Inc. (“SLI”) designs, manufactures and markets power electronics, motion control, power protection, power quality and specialized communication equipment that is used in a variety of industries. Our initial investment in SLI was made on February 28, 1997.

In the second quarter of 2013, SLI reached an agreement with both the United States Department of Justice (“DOJ”) and the United States Environmental Protection Agency (“EPA”) related to its liability for two operable units (OU-1 and OU-2) on its Pennsauken, N.J., site, which was named as part of the Puchack Well Field Superfund site in 1998. SLI has agreed to both perform the remediation for OU-2 and to pay a fixed sum for the EPA’s past cost for OU-2 and a portion of the EPA's past cost for OU-1. The payments are to be made annually in five equal payments of $2,141,000 for a total of $10,705,000 plus interest. The first payment was made in May 2013. Further, SLI has agreed to pay the EPA's costs for oversight of the OU-2 remediation.

As of March 31, 2014, we had an ownership interest of approximately 24.1% in SLI, which has a market value of $24.4 million.

For the year ended December 31, 2013, SLI reported net sales of $204.7 million, compared with net sales of $200.6 million for the year ended December 31, 2012. Net income for the year ended December 31, 2013 was $8.2 million, or $1.97 per diluted share, compared with net income of $7.8 million, or $1.80 per diluted share, for the year ended December 31, 2012.

Glen Kassan is chairman, and Warren Lichtenstein is a director.

Steel Excel Inc. (OTC: SXCL.PK); www.steelexcel.com

Steel Excel Inc. (“SXCL”) has two operating subsidiaries; Steel Energy Ltd. (“Steel Energy”) and Steel Sports Inc. (“Steel Sports”).

As of March 31, 2014, SPH owned approximately 55.2% of SXCL, with a market value of $211.6 million. At December 31, 2013, SXCL had cash and marketable securities of $252.1 million, debt of $93 million, net cash of $73.6 million and NOLs of approximately $146 million.

During 2013, SXCL’s board of directors authorized an expanded stock repurchase program, and the company acquired 1,044,463 shares during the year, at an average price of $28.11, for an aggregate repurchase price of $29.4 million. The repurchase program is continuing.

Effective December 16, 2013, Black Hawk Energy Services, Ltd., an indirect wholly owned subsidiary of SXCL, completed its previously announced acquisition of substantially all of the assets of Black Hawk Energy Services, Inc. The purchase price paid at closing was approximately $60.8 million. Black Hawk Energy Services, Ltd. operates work over and completion rigs New Mexico, Texas, Colorado and North Dakota.

Steel Energy now has three subsidiaries, Sun Well Service, Inc. (www.sunwellservice.com); Rogue Pressure Services, Ltd. (www.roguepressureservices.com) and Black Hawk Energy Services, Ltd. (www.blackhawkenergyservices.com) that provide premium oil well services to exploration and production companies working in the North Dakota and Montana portion of the Williston Basin, which includes the Bakken Shale formation, as well as New Mexico and Colorado with field offices in Andrews, Texas and Williston, North Dakota.

Steel Sports is dedicated to acquiring, building, and strengthening a network of branded participatory and experience-based businesses engaged in youth and amateur sports. This segment is in a large, profitable market that is ripe for consolidation. For more information, please visit their website (www.steel-sports.com). Steel Sports currently has two operating subsidiaries, Baseball Heaven, Inc. (www.baseballheavenli.com), a premier venue for amateur and youth baseball, and UK Elite Soccer Inc., a provider of youth soccer programs and camps, and two CrossFit facilities.

Warren Lichtenstein is chairman, Jack Howard is vice chairman and principal executive officer, and John Quicke is a director.

WebBank (Private); www.webbank.com

SPH owns 100% of WebBank, an FDIC insured, Utah-chartered industrial bank located in Salt Lake City. Our initial investment in the bank was on September 24, 1996. The bank is engaged in a full range of banking activities, including making loans, issuing credit cards and taking federally insured deposits. It is also a leading provider of national revolving and closed end consumer and small business financing programs.

Revenue is largely derived from strategic partnerships that provide fee income and interest income on loans held. The bank had another successful year in 2013, adding new programs, and growing its senior secured lending program. Pretax income of $18.5 million in 2013 was a 41% improvement over pretax income of $13.1 million in 2012.

The bank reported net income of $11.3 million for 2013 and a return on average equity of 34.8%. The bank made a $7.5 million dividend payment to its parent in 2013, and paid an additional dividend of $2.5 million in January of 2014. The bank’s December 31, 2013 total assets and equity capital were $171.0 million and $32.1 million, respectively.

John McNamara is executive chairman, and Jack Howard is a director.

SPH Services, Inc. (SPLP’s corporate services subsidiary)

SPH Services, Inc. (“SPH Services”) owns 100% of SP Corporate Services LLC (“SP Corporate”), a subsidiary that was created to consolidate the executive and corporate functions of SPH and certain affiliates, as well as provide services, including legal, tax, accounting, treasury, consulting, auditing, administration, compliance, environmental, health and safety, human resources, marketing, public and investor relations and other similar services, to other affiliate companies.

Through the consolidation of corporate overhead and back office functions, we continue to realize cost savings for our affiliated companies, while at the same time, we are able to deliver more efficient and effective services.

SPH Services operates through its wholly owned subsidiaries, SP Corporate and Steel Partners LLC. SP Corporate currently has management services agreements with certain affiliates including SXCL, SPH, DGT, WebBank, CoSine, SLI, iGo and Steel Partners, Ltd.

Steel Partners Japan Strategic Fund L.P.

Steel Partners Japan Strategic Fund (“SPJ”) owns 27.7% of the outstanding shares of Aderans, and is Aderans’ largest shareholder.

Josh Schechter and Katsuyoshi Tanaka serve on the board of directors of Aderans and oversee initiatives that are aimed at improving corporate and shareholder value.

Aderans Co. Ltd. (8170: Tokyo); www.aderans.com

Aderans Co., Ltd. (“Aderans”) is a leading manufacturer, distributor and retailer of wigs, hair systems and extensions throughout the world. SPJ owns 27.7% of the outstanding shares of Aderans and is the company’s largest shareholder. SPJ has been invested in Aderans since 2004.

Aderans has a strong portfolio of hair loss related brands including Aderans and Fontaine in Japan, and Hair Club and Bosley in the US. Aderans also holds the license for Revlon wigs.

In April 2013, Aderans acquired Hair Club for $163.5 million.  Hair Club is the only provider of “all proven solutions” for hair loss in the US.  Hair Club and Bosley are the two premier brands for surgical and non-surgical hair restoration in the US.  They have been working diligently to integrate Bosley and Hair Club.  They have already integrated a number of corporate functions including marketing, call center, legal and HR.  Hair Club offices are now offering hair transplantation and Bosley is now offering key non-surgical services such as hair therapy and Biomatrix hair systems.  Both companies are working together to address the expanding women’s market.

Sales and profitability have continued to improve at Aderans. For the fiscal year ended February 28, 2014 sales were ¥67.8 billion and net income was ¥4.3 billion, up 32.6% and 29.7% over fiscal 2013, respectively.

Our initial investment in Aderans was made in 2004.

Steel Partners China Access I L.P.

Steel Partners China Access I L.P. currently holds a 12.37% interest of Mudanjiang Heng Feng Paper Co., Ltd. (“MHFP”) stock code 600356, down from 13.47%.

During May and June 2013, Mudanjiang Hengfeng Paper Industry Group Co. Ltd., a subsidiary of the Mudianjiang State-owned Assets Investment Holdings Co., Ltd. converted a majority of its convertible bond holdings of MHFP. This conversion caused a dilution of our interest from 13.47% to 12.37%.

MHFP released 2013 results on April 29, revenues increased 4.7% to 1,518 million RMB and net profit decreased 18.8% to 74.3 million RMB. The decrease in net profit was mainly due to higher interest expense and finance charges related to the convertible bonds.

The paper industry is in a low growth environment with high competitive pressures and demands for sustainable product development.  Cigarette paper specifically is under continued pressure, as brands of the world tobacco market are highly concentrated and controlled by a few large groups.  Domestic demand may face some pressure, as regulations on smoking in public places are contemplated and overall general health concerns from tobacco smoking has increased.  MHFP continues to be the largest domestic cigarette paper supplier with a 32% market share.

In response to these market dynamics, MHFP is increasing its focus on cost controls, operating efficiencies, new product development and a greater international sales effort of its specialty paper products.  Product development includes hand-rolled paper, low ignition paper, Bible paper and coated paper products.

Steel Partners II Liquidating Series Trust

Steel Partners II Liquidating Series Trust, a Delaware statutory trust, was formed and commenced operations on July 15, 2009, and SPH has a 43.75% beneficial investment in each series of the Trust. The purpose of the Trust is to effect the orderly liquidation of certain assets previously held by Steel Partners II, L.P. in connection with the withdrawal of the limited partners of Steel Partners II (Onshore) L.P.

As outlined in our Form 10-K, the Trust is divided into Series A through I (each a “Series”). Each Series is separate and distinct with respect to its assets, liabilities and net assets. Each individual Series has no liability or claim with respect to the liabilities or assets, respectively, of the other Series.

Each Series shares in the costs, assets and liabilities, if any, that are not specifically attributable to a particular Series.

Please note that in December 2009, Series F was terminated; in February 2010 Series C was terminated, and in December 2010, Series A and E were terminated. In 2013, Series B was terminated.

The Series currently consists of:

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Trust - Series D represents the SPH’s interest in the Series of the Trust that holds common shares in Fox & Hound. On December 15, 2013, Fox & Hound applied for relief under the provisions of Chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. It is anticipated series D will be terminated in 2014.

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Trust - Series G represents SPH’s interest in the Series of the Trust that holds the limited partnership interest in Steel Partners China Access I L.P. For the year ended December 31, 2013, Series G recorded a loss of $245,000 on its investment due to changes in fair value. This loss is recorded in Income (loss) from investments – related party in the statement of operations.

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Trust - Series H represents SPH’s interest in the Series of the Trust that holds the limited partnership interest in Steel Partners Japan Strategic Fund, L.P. For the year ended December 31, 2013, Series H recorded income of $60,000 on its investment due to changes in fair value. This income is recorded in Income (loss) from investments – related party in the statement of operations.

●	Trust - Series I on June 19, 2013 was fully distributed to its beneficiaries on a pro rata basis with SPH receiving $763,714 of cash.